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                                                                    Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We have issued our report dated January 23, 1998, except for Note 18 as to which the date is March 15, 1998, on the consolidated financial statements of Beverly Bancorporation, Inc. and Subsidiaries (not presented separately) as of December 31, 1997 and for each of the two years in the period ended December 31, 1997, included in the Annual Report on Form 10-K of St. Paul Bancorp, Inc. for the year ended December 31, 1998. We hereby consent to the incorporation by reference of the said report in the Registration Statements filed by St. Paul Bancorp, Inc. on Form S-8(File No. 33-11890 pertaining to the St. Paul Federal for Savings Profit Sharing and Savings Plan filed on October 29, 1987, File No. 33-55773 pertaining to the St. Paul Bancorp, Inc. Stock Option Plan filed on October 5, 1994, File No. 33-60609 pertaining to the St. Paul Bancorp, Inc. 1995 Incentive Plan filed on June 27, 1995, File No. 333-31195 pertaining to the St. Paul Bancorp, Inc. Employee Incentive Plan filed on July 14, 1997, File No. 333-53227 pertaining to the St. Paul Bancorp, Inc. 1995 Incentive Plan, as amended, filed on May 21, 1998, and File No. 333-58509 pertaining to the Beverly Bancorporation 1994 Incentive Stock Option Plan and the Beverly Bancorporation 1997 Incentive Stock Option Plan filed on July 6, 1998.)


                                                           /s/GRANT THORNTON LLP

Chicago, Illinois
March 26, 1999



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